UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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TEGNA INC.

(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
ELLEN MCCLAIN HAIME
DEBORAH MCDERMOTT
STEPHEN USHER
DAVID GLAZEK
AMIT THAKRAR
DANIEL MALMAN

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Standard General L.P., together with the other participants named herein, on March 30, 2020, filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the “Company”).

On April 25, 2020, Standard General sent the following communication to Glass, Lewis & Co., LLC.

April 25, 2020

Glass, Lewis & Co., LLC

255 California Street

Suite 1100

San Francisco, CA 94111

Ladies and Gentlemen:

We are writing in response to the invitation from Glass, Lewis & Co., LLC (“GL”) to provide a Report Feedback Statement (RFS) regarding the proxy paper published by GL on April 22, 2020 (which we refer to as the “GL Report” or “report”) relating to the April 30, 2020 annual meeting of TEGNA, Inc. (“TEGNA” or the “Company”).

We believe the report contains significant analytical flaws, and fails to consider critical facts and events. We disagree with GL’s reliance on claims by the management team—that are either unsubstantiated or based on non-public information to which shareholders have no access—over respected third party sources that we have used in our analysis. Moreover, we were disappointed that the report contains highly charged rhetoric based on no presented facts. Finally, GL seems to have introduced two new concepts for its clients to consider: first, a novel and fallacious premise disfavoring direct shareholder representation on boards, and second, favoring long-tenured directors regardless of share performance. For these reasons, we respectfully submit that the report reaches the wrong conclusion and has the potential to mislead GL subscribers.

Overview of Our Campaign

Standard General LP (“Standard General”) is the largest equityholder of TEGNA, with an ownership interest equal to approximately 11.8% of outstanding shares. We are experienced investors in broadcasting companies, with a track record of success in the industry, including a highly successful investment in Media General.

We invested in TEGNA last year after substantial research, in the belief that TEGNA had the best collection of local affiliate broadcasting assets in the country, but had delivered neither operational performance nor shareholder returns commensurate with the quality of its assets. We believe the failure in performance was not inevitable, but rather caused by a management team and Board that were focused on revenue growth through acquisitions rather than financial returns and performance, and that lacked an ownership perspective due to their minimal equity holdings.

Our first meeting with management in August of 2019 was a group investor meeting where we bore witness to the CFO denying press reports that the Company had been approached in writing by a strategic buyer. The next morning, the Company issued a clarifying 8-K contradicting this statement. To us, this highlighted TEGNA’s need for enhanced governance and improved shareholder communications, in addition to our long held beliefs about the Company’s operational underperformance and capital allocation missteps.

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We decided to seek representation on the Board and reached out to the Company following our 13D filing. Our constructive proposals were at all times reasonable and in proportion to our ownership. Despite our best efforts, discussions with the Company were unsuccessful.

Unable to reach an accommodation with the Company and convinced that experienced new directors would be critical to properly address the issues facing the Company, we nominated three female broadcasting executives and myself. The Company chose to interview only two of our candidates, for less than 40 minutes each. Contrary to its assertions, TEGNA never made a settlement proposal. Rather, it insisted, as a pre-condition to any settlement discussion and without offering any proposal, that Standard General commit that I would not serve on the Board. Following this, the Company proceeded to reject each of our nominees, and added a twelfth member to Board after the nominations window had closed.

Glass Lewis Adopts Novel and Inappropriate Review Standards

We understand and appreciate the role of GL in the voting process. We believe GL intends to provide guidance to its clients by analyzing matters that are up for shareholder votes, including in contested elections, in accordance with principles that are shared by the GL client base.

The GL Report, however, appears to have adopted, for the first time, two new principles of review that we strongly believe are not standards held broadly by investors or by GL’s clients. Both of the newly announced standards promote status quo and threaten to become shareholder unfriendly precedents:

•	GL Suggests Owners Are Not Good Board Members. In the report, GL announced, astonishingly, that the owners of companies (i.e. its own clients) are not good Board members: “[We have] increasing reluctance to recommend that shareholders vote to elect the direct representative of a dissident shareholder in a proxy contest...” GL provides no rationale for this new policy, which seems at odds with the heart of governance theory (i.e. aligning interests), the way nearly every private company successfully operates (including those owned by private equity and venture capital firms) and scores of examples of additive, owner-directors in the public markets. It is a particularly odd stance for a shareholder advisory service to take and implies that somehow I would be a more attractive Board candidate if I didn’t own hundreds of millions of dollars of stock. It is particularly odd for GL to announce this new policy while reviewing a company whose Board owns almost no stock; our firm owns 25 times the amount of stock owned by TEGNA’s directors and executives combined. More broadly, a policy favoring directors with no meaningful equity ownership over directors with substantial capital at risk effectively serves to neuter the voice of large shareholders.

•	GL Asserts Long-serving, Powerful Directors at Underperforming Companies Should be More Protected from Change than Other Directors. GL announced in its report that because Standard General was seeking to replace “the bulk of the board’s current leadership” that a heightened review standard would apply, even in this short-slate contest. Practically, this means that longer-serving directors who have risen to Board leadership roles by dint of their long tenures – as at TEGNA – and have presided over persistent underperformance are more protected from change than newer directors. This is backwards, especially since we presented the magnitude of the negative TSR of the Company during their respective tenures. We also note that the extra protection afforded to Board “leaders” will serve as an incredible barrier to increasing diversity. (According to a recent study, just 1% of female directors serve in the now protected role of Chair of the Board.)[1] In the case of TEGNA, we have targeted four long-serving directors because they have failed shareholders over a long period of time, and due to their leadership of the Audit, Governance, and Compensation Committees that we have demonstrated have failed shareholders. GL’s standard suggests we would have had more success targeting more recent additions to the Board who are not responsible for committees or the long-running underperformance at TEGNA.

1 Yaron Nili, “Beyond The Numbers: Substantive Gender Diversity in Boardrooms,” 94 Indiana Law Journal 145, 170.

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The Glass Lewis Report Contains Significant Analytical Flaws

We believe we have made a compelling case for change:

•	the stock has persistently underperformed the markets and the Company’s peers;

•	there is a wide gap between TEGNA’s operational and financial metrics and those of its closest peers;

•	the Board has failed to apply critical judgment to TEGNA’s costly acquisition strategy, which has created a highly leveraged balance sheet, failed to deliver the synergies promised by management, and impaired the Company’s financial flexibility amid the COVID-19 pandemic;

•	the Board failed to pursue the opportunity to maximize value for shareholders in a previously vibrant M&A market despite evidence that there would have been multiple, credible strategic suitors had the Company run a timely sale process;

•	the Board and management team own almost no stock; and

•	the Board has adopted executive compensation programs that continue to richly reward the management team for underperformance - including earning a D grade from Glass Lewis. Yet, GL approves the Company’s proposal to allocate almost 10% more of the shares of the Company to management with the 2020 Omnibus Incentive Plan.

When presented with these facts, GL reached a conclusion in favor of the incumbent Board. The purported bases for this conclusion include the following significant analytical flaws:

•	Rejecting Authoritative Third-Party Sources in Favor of Privately Communicated, Unaccountable, Material, and Non-Public Information. In our proxy solicitation materials, we cited several authoritative third-party sources, such as Wells Fargo research and BIA (the broadcast industry standard for ratings data). These third parties perform unbiased analyses that are widely available and used by investors and companies alike. TEGNA has previously used these very sources in its own materials (as recently as January 15, 2020). It is clear from reading the GL Report, however, that Glass Lewis chose to ignore the retransmission rates published by Wells Fargo and the TV station ratings information provided by BIA in favor of the Company’s proprietary analysis, which it has not provided publicly and for which it is not accountable. We do not believe Glass Lewis should be relying on TEGNA’s private, material information, the details of which (including the methodology or historical trend data, for example), it has refused to disclose to shareholders. The publicly sourced, third-party data clearly shows TEGNA is a laggard in retrans rates and has overseen the decline in station ratings performance at the majority of the top-rated stations TEGNA acquired from Belo.

•	Believing Shareholders Did Not Understand the Company They Owned. Glass Lewis accepted TEGNA’s absurd claim that its stock performance should be measured from a period several months after it became a pure-play broadcasting company in mid-2017 because “investors may not have appreciated Tegna’s pureplay status until months after the Cars.com spin.” Glass Lewis credited the Company’s nonsensical claim that the Company’s status as a pure-play broadcaster may not have been understood by its owners “until late 2017 or 2018.” The spin was announced September 2016, the two segments were separately reported as early as 2015, and TEGNA held an Analyst Day in May 2017 at which it presented its pure-play plan. It is simply inconceivable that it took investors until 2018 to understand the pure-play nature of the Company they owned. Glass Lewis should have more faith in and respect for the knowledge of investors. TEGNA sought to use a later measurement date purely for expedient purposes: TEGNA performed horribly in the months after it became a pure-play and using that period shows how poorly the Company has performed for investors during Mr. Lougee’s tenure. Glass Lewis, regretfully, accepted TEGNA’s approach without question, when shareholders should expect that their advisory firm calculate their own TSR analysis grounded in observable, public milestones.

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•	Rejecting Our Use of TEGNA’s Published Financials As “Befuddling.” In comparing a two-year blended EBITDA margin from the broadcasting business several years ago (pre acquisition spree) to current two-year margin guidance, we used the Company’s own historical numbers – straight from its own 2017 Form 10-K, in which TEGNA presented its pure-play broadcasting margins. The margin has declined significantly, even as TEGNA claims to be benefitting from “synergies” generated through acquisitions. Left without a good response, TEGNA has claimed the historical numbers come from a period before its spin of Cars.com. True enough. But TEGNA provided segment EBITDA for its broadcasting business in its SEC filings, which we used. Glass Lewis, presumably without checking page 26 of the 2017 10-K, just parrots TEGNA’s argument, claiming our comparison or numbers are “befuddling” when they are nothing of the sort. The numbers, in fact, come from TEGNA’s own SEC filings.

•	Preferring No Industry Experience Whatsoever to “Dated” Experience. GL notes that having some industry experience on the Board “might further improve efficiencies as suggested” by Standard General. It then notes that two of our former broadcasting operating executives had extensive industry C-Suite experience, though it has been several years since either was in an operating role. If present broadcasting operating experience was the determinative factor, Glass Lewis did not acknowledge that one of our candidates, Deborah McDermott, currently operates two small local affiliates. Glass Lewis correctly noted that none of the current independent directors has any local affiliate broadcasting experience. Despite concluding that such experience would likely be helpful, Glass Lewis goes on to support a 12-person Board without a single independent director with relevant broadcast experience, rejecting three talented and experienced female broadcasters because their experience is “less relevant” due to the passage of time. How can no experience be better than dated experience?

•	Endorsing “Some Degree of Massaging” of Financial Metrics. TEGNA’s Board and management are constantly shifting disclosures on acquisitions, providing multiples that are heavily adjusted and use different methodologies, which we pointed out on slide 39 of our investor presentation. Our research has shown that the actual multiple paid for acquisitions is significantly higher than the heavily adjusted multiples management has presented. For example, TEGNA’s acquisition of stations from Nexstar/Tribune, its largest ever acquisition, was actually completed at over 12x EBITDA, while management presented a multiple of 6.7x. Tellingly, while TEGNA has sought to challenge many of our analyses, they did not dispute our analysis of the actual multiple paid in the Nexstar/Tribune acquisition –instead, they applied a different measurement period and added in purported synergies and tax benefits. We believe the shifting of disclosures and the obfuscation of metrics is a poor governance practice and that a board should endeavor to be transparent with shareholders. Glass Lewis disagreed. In its report, Glass Lewis states that “post-deal metrics and time periods may be subject to some degree of massaging by management.” Glass Lewis simply resigns itself to this manipulation: “Often, we find that post-mortem deal valuations and synergies may be bent by executives and investors alike to better fit a stated narrative.” We respectfully disagree with Glass Lewis that “massaging” of numbers and having numbers “bent by executives” is a practice that should be accepted.

•	Using “Accretion” to Justify Cash Acquisitions. TEGNA has completed nearly $2 billion of cash acquisitions since 2017. These transactions have levered TEGNA’s balance sheet to the highest level in history, creating significant risk. Glass Lewis favorably cited the Company’s rationale that deals were successful because they are accretive to free cash flow and EPS. Given historically low interest rates, nearly any cash deal is accretive – even ones conducted at very high multiples, such as the TEGNA acquisitions. Acquisitions should be analyzed on an unlevered basis, and for their strategic fit, return on capital (relative to other capital allocation decisions), and risks assumed (leverage). The Board’s lack of consideration for these factors is concerning, and we respectfully disagree with Glass Lewis’ endorsement of these practices.

•	Crediting Management for Positive Stock Price Movements that Resulted from Takeover Rumors. On August 16, 2019, The Wall Street Journal reported that Apollo had proposed to acquire TEGNA. TEGNA’s stock rallied 17% in the two days after the Journal story. We filed our 13D in September, and the stock rallied on our filing, as well. TEGNA has sought to take credit for these stock price movements by showcasing its TSR performance through the end of 2019 or even into 2020. But once the Journal broke the story of takeover interest in TEGNA, we believe the stock traded with takeover speculation priced in. Glass Lewis nevertheless measures management’s performance through February 19, 2020 – a “clean date” according to Glass Lewis. Paradoxically, the fact that four separate strategic suitors were interested in buying TEGNA is a sign not that TEGNA is well operated, but rather that there is tremendous latent value in the assets and business that can be unlocked with better management. Thus, the increase in stock price associated with potential buyers emerging is a sign not of performance by TEGNA, but rather of a failure by TEGNA’s Board and management to optimally operate the business and the failure to communicate to shareholders the case for standalone shareholder return.

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Our views are not based on speculation but on publicly available facts. We believe that the report’s failure to take into account the enumerated analytical flaws undermines the reliability of this report as a guide for decision making by subscribing shareholders.

The Report Suffers From Glaring Errors of Omission

In addition to the analytical mistakes in the report, Glass Lewis also failed to even mention a number of our most critical arguments.

We were troubled by Glass Lewis’ failure to address, in any meaningful way, the history of TEGNA’s engagement with potential suitors, dating back to February 2019. TEGNA has admitted that it falsely and publicly denied a Wall Street Journal story about Apollo’s interest in acquiring TEGNA. We were personally witness to one such false statement, made during market hours to a select group of investors. Such a false statement to public shareholders on a meaningful issue warrants comment by Glass Lewis.

More substantively, we have raised serious concerns about the Board’s failure to maximize the value of shareholders’ investment during all of 2019 and early 2020. We believe that the available information demonstrates that, had TEGNA’s Board moved in a timely fashion, it could have achieved a tremendous result for shareholders. We believe that the Board’s failure to do so was, at best, a serious error of judgment and, at worst, an act of entrenchment. This issue merited extensive discussion in the GL report. It received almost none.

Glass Lewis did not address the Company’s disappointing 2021 EBITDA guidance, which shows no organic growth, or the Board’s lack of ownership and open market purchases. We believe a complete report should have addressed these critical points.

Highly Inappropriate and Inaccurate Rhetoric

Standard General stands by all of our presented facts and analysis. We have worked extremely hard to source and footnote our materials. We were surprised to read GL’s statements, in two places no less, that assertions made by Standard General were “flatly false.”

Nowhere in its report did Glass Lewis identify any such assertions. At the end of our one presentation with Glass Lewis, we invited them to call with any follow up questions or concerns they might have about any of the materials we presented. We had heard nothing more from GL prior to the dissemination of the report. If, as the GL report implies, Standard General made intentionally false statements in its presentation, GL should have raised those concerns with us.

We were, and remain, happy to address any deficiencies, were they to exist.

Not surprisingly, these unsupported accusations of false comments were seized upon by TEGNA in investor communications. But we should not be surprised, as we have repeatedly pointed to factual errors and misstatements in TEGNA’s presentations on our candidates, yet TEGNA has continued to include these statements in its solicitation materials.

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We expect better of GL. Unfounded accusations by a proxy advisory firm that a participant in a proxy contest has violated the federal securities laws have no place in the advisory firm’s recommendation to shareholders.

Conclusion

We appreciate the opportunity to provide feedback on the report, and only wish that we had had the opportunity to do so before this report was issued to GL’s subscribers.

We believe the report reached the wrong conclusion because it relied upon inappropriate standards, contained significant analytical flaws, and failed to consider critical facts and events.

Sincerely,

Soo Kim

Founding Partner

Standard General L.P.

About Standard General

Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations, and high net-worth individuals. Standard General’s extensive experience in local television broadcasting includes investments in: Media General, a former publicly-traded broadcasting company now part of Nexstar Media Group; Standard Media Group, an innovative and diverse media company committed to high-quality local news; and MediaCo Holding, a holding company that invests in local broadcast media and radio stations.

Media General was a publicly-traded broadcaster which, like TEGNA, had a long tradition in print media, and had divested those assets to pursue a pure-play broadcasting strategy. As a substantial shareholder with a single Standard General principal on the Board, we worked constructively with the management team and directors to help guide Media General through a merger with publicly-traded LIN Media LLC that more than doubled its station portfolio.

Following that merger, we helped oversee substantial increases in cash flow through a series of operational improvement initiatives and strategic acquisitions before ultimately selling the combined company to Nexstar Media Group in transaction valued at approx. $5 billion. The sale price represented a multiple of 11.2X EBITDA and an implied return of 179% during our 3.6 years of ownership.

Media Contact

media@standgen.com

Forward-looking Statements

All statements contained in this communication that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this communication that are not historical facts are based on current expectations, speak only as of the date of this communication and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Standard General L.P. disclaims any obligation to update the information herein except as may be required by law and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Standard General L.P. has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

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Important Information

Standard General L.P., together with the other participants in Standard General's proxy solicitation, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit proxies in connection with the 2020 annual meeting of shareholders (the "Annual Meeting") of TEGNA Inc. (the "Company"). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Standard General's proxy solicitation. These materials and other materials filed by Standard General with the SEC in connection with the solicitation of proxies are available at no charge on the SEC's website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Standard General with the SEC are also available, without charge, by directing a request to Standard General's proxy solicitor, Okapi Partners LLC, at its toll-free number 1-855-208-8902 or via email at info@okapipartners.com.

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